EMPLOYMENT AGREEMENT

THIS AGREEMENT ("Agreement") made as of the first day of February 8th, 2006, between MEDIFAST, INC., a Delaware corporation with its principal office presently located at 11445 Cronhill Drive, Owings Mills, Maryland 21117 ("Medifast"), and BRADLEY T. MAC DONALD , an individual presently residing in Owings Mills, Maryland (the "Executive").

W I T N E S S E T H:

WHEREAS, Medifast and the Executive desire to enter into a new Agreement regarding, among other things, the employment of the Executive by Medifast, all as hereinafter set forth.

NOW, THEREFORE, the parties hereto, intending to be legally bound hereby, agree as follows:

1. Employment. Medifast hereby employs the Executive, and the Executive hereby accepts employment with Medifast, on the terms and conditions set forth in this Agreement.

2. Duties of Employee. The Executive will perform and discharge well and faithfully such duties as an executive officer of Medifast as may be assigned to him from time to time by the Board of Directors of Medifast ("Board"). The Executive will be employed as the CHIEF EXECUTIVE OFFICER (CEO) and be prepared to assume the responsibilities of the THE EXECUTIVE VICE PRESIDENT OF BUSINESS DEVELOPMENT of Medifast at the discretion of the Board or the voluntary resignation of the CEO position, reporting to the Executive Committee of the Board of Directors and will hold such other titles as may be given to him from time to time by the Board. The Executive will devote the majority of his full time, attention and energies to the business of Medifast and will not, during the Employment Period (as defined in Section 3), be employed or involved in any other business activity, whether or not such activity is pursued for gain, profit or other pecuniary advantage; provided, however, that this section will not be construed as preventing the Executive from (a) passively investing his personal assets, (b) acting as a member of the Board of Directors or Trustees of Medifast or any other entity not in competition with Medifast (or an affiliate of Medifast), or (c) being involved in any community, civic or similar activity. Except for reasonable travel requirements consistent with his positions and except as otherwise provided herein, the duties of the Executive shall be routinely discharged at Medifast's facilities located on the Eastern Shore of Maryland, Ocean City, Maryland or in Owings Mills, Maryland. The Executive will have broad latitude to perform his duties in Markets Worldwide to develop contacts that will assist in his business development duties.

3. Term of Employment. The Executive's employment under this Agreement will be for a period (the "Employment Period") commencing upon the date of this Agreement and ending at the end of the term of this Agreement on April 9th 2011 pursuant to the terms and conditions of this agreement, unless the Executive's employment is sooner terminated in accordance with Section 5 or one of the following provisions:

(a) Termination for Cause. The Executive's employment under this Agreement may be terminated at any time during the Employment Period for Cause, by action of the Board, upon giving notice of such termination to the Executive at least 15 days prior to the date upon which such termination is to take effect. As used in this Agreement, "Cause" means any of the following events:

(i) the Executive is convicted of or enters a plea of guilty or nolo contendere to a felony, a crime of falsehood, or a crime involving fraud or moral turpitude, or the actual incarceration of the Executive.

(ii) the Executive willfully and repeatedly fails to follow the lawful instructions of the Board after the Executive's receipt of written or email notice of such instructions, other than a failure resulting from the Executive's incapacity because of physical or mental illness;

(iii) a government regulatory agency finally recommends or orders in writing that Medifast terminate the employment of the Executive; or

(iv) the Executive violates the covenant not to compete contained in Section 8 or the confidentiality provisions of Section 9.

Notwithstanding the foregoing, the Executive's employment under this Agreement will not be deemed to have been terminated for Cause under Section 3(a)(i) or (ii) if such termination took place solely as a result of:

(i) questionable judgment on the part of the Executive;

(ii) any act or omission believed by the Executive, in good faith, to have been in, or not opposed to, the best interests of Medifast; or

(iii) any act or omission in respect of which a determination could properly be made that the Executive met the applicable standard of conduct prescribed for indemnification or reimbursement or payment of expenses under the Articles of Incorporation or By-laws of Medifast or the directors' and officers' liability insurance of Medifast, in each case as in effect at the time of such act or omission.

If the Executive's employment is terminated under the provisions of this subsection, then all rights of the Executive under Section 4 will cease as of the effective date of such termination.

(b) Termination Without Cause. The Executive's employment under this Agreement may be terminated at any time during the Employment Period without Cause, by action of the Board, upon giving notice of such termination to the Executive at least 30 days prior to the date upon which such termination is to take effect. If the Executive's employment is terminated under the provisions of this subsection, then the Executive will be entitled to receive the compensation set forth in Section 6.

(c) Voluntary Termination, Retirement or Death. If the Executive voluntarily terminates employment without "Good Reason" (as defined in Section 5), retires or dies, the Executive's employment under this Agreement will be deemed terminated as of the date of the Executive's voluntary termination, retirement or death, and all rights of the Executive under Section 4 will cease as of the date of such termination and any benefits payable to the Executive will be determined in accordance with the retirement and insurance programs of Medifast then in effect.

(d) Disability. If the Executive is incapacitated by accident, sickness, or otherwise so as to render the Executive mentally or physically incapable of performing the essential duties required of the Executive under Section 2, notwithstanding reasonable accommodation, for a continuous period of six months, then, upon the expiration of such period or at any time thereafter, by action of the Board, the Executive's employment under this Agreement may be terminated immediately upon giving the Executive notice to that effect. If the Executive's employment is terminated under the provisions of this subsection, then all rights of the Executive under Section 4 will cease as of the last business day of the week in which such termination occurs, and the Executive will thereafter be entitled to the benefits to which he is entitled under any disability or other plan of Medifast in which he is then a participant.

4. Employment Period Compensation and Related Matters.

(a) Salary. For services performed by the Executive under this Agreement, Medifast will pay the Executive a salary, in the aggregate, during the Employment Period, at the annualized rate of between $225,000 and $400,000 at the discretion of the Board of Directors payable at the same times as salaries are payable to other executive employees of Medifast. Medifast may, from time to time, increase (but not decrease below the $225,000 salary level) the Executive's salary, and any and all such increases will be deemed to constitute amendments to this subsection to reflect the increased amounts, effective as of the dates established for such increases by the Board in the resolutions authorizing such increases.

(b) Bonus. For services performed by the Executive under this Agreement, he shall be entitled to participate in such bonus or similar award plan or program as may be maintained from time to time by Medifast for its executive officers. In addition, Medifast may, from time to time, pay such other bonus or bonuses to the Executive as the Board, in its sole discretion, deems appropriate. The payment of any such bonuses will not reduce or otherwise affect any other obligation of Medifast to the Executive provided for in this Agreement.

(c) Pension and Welfare Benefits. Medifast will provide the Executive, during the Employment Period, with pension and welfare benefits (within the meaning of Section 3 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) in the aggregate not less favorable than those received by other employees of Medifast.

(d) Fringe Benefits.

(i) In General. Except as otherwise provided in this subsection, Medifast will provide the Executive, during the Employment Period, with such fringe benefits as may be provided generally from time to time for its executive officers.

(ii) Vacation. The Executive will be entitled to 4 weeks of vacation per calendar year. The right to carry over unused vacation days will be subject to the executive personnel policies of Medifast from time to time in effect.

(iii) Severance Benefits. The Executive will be entitled to Two Hundred and Twenty Five Thousand Dollars of Severance Compensation Per Annum for two years from the date of Separation, Resignation and or Retirement from the Company. The Executive will have the option to take the compensation in a one lump sum payment or over 24 months.

(e) Expense Reimbursement. The Executive will be entitled to reimbursement of all expenses incurred by him in the discharge of his duties hereunder, or otherwise in furtherance of the business of Medifast, provided he renders an accounting of such expenses in such manner as may be required from time to time for employees generally.

(f) Salary Deferral. The Executive may request that the payment of any portion of his base salary and/or bonus for any calendar year be deferred. Such request must be made in writing to Medifast before the beginning of such calendar year and must include the period of deferral requested by the Executive (the "Deferral Period").

(g) Stock Grant. The Executive may be granted Stock based on the performance of the Company and any new business developments that enhance the revenue and profits of the company. The Board of Directors reserves the right to adjust the vesting schedule on any Stock Grants as business conditions change.

(h) Stock Option. The Executive as an inducement to enter into a five year agreement will be granted 100,000 stock options to purchase common stock at the closing price as of this date and to be earned over the 5 year period of this agreement according to the Directors Stock Option Plan of the Company

* Amount subject to change.

5. Resignation of the Executive for Good Reason.

(a) Events Giving Right to Terminate for Good Reason. The Executive may resign for Good Reason at any time during the Employment Period, as hereinafter set forth. As used in this Agreement, the term "Good Reason" means any of the following:

(i) any reduction in title or a material adverse change in the Executive's responsibilities or authority which are inconsistent with, or the assignment to the Executive of duties inconsistent with, the Executive's status as Chief Executive Officer of Medifast;

(ii) any reassignment of the Executive to a principal office which is more than 15 miles from Owings Mills, Maryland;

(iii) any removal of the Executive from office except for any termination of the Executive's employment under the provisions of Section 3(a) or (d);

(iv) any reduction in the Executive's annual base salary as in effect on the date hereof or as the same may be increased from time to time;

(v) any failure by Medifast to provide the Executive with benefits at least as favorable as those enjoyed by the Executive under any of the pension or welfare plans (as such terms are defined in ERISA Section 3) of Medifast in which the Executive is participating on the date of this Agreement, or the taking of any action that would materially reduce any of such benefits, unless the change is part of a change applicable in any case to employees generally; and

(vi) any material breach of this Agreement by Medifast, coupled with the failure to cure the same within 30 days after receipt of a written notice of such breach from the Executive.

(b) Notice of Termination. At the option of the Executive, exercisable by the Executive within 90 days after the occurrence of the event constituting Good Reason, the Executive may resign from employment under this Agreement by a notice in writing ("Notice of Termination") delivered to Medifast and the provisions of Section 6 will thereupon apply.

(c) Special Right of Termination. Notwithstanding anything herein to the contrary, but subject to the provisions of Section 3(a), within the one-year period immediately following the occurrence of a "Change in Control" (as defined in Subsection (d)), the Executive may terminate his employment for any or no reason by delivering a written notice, similar to a Notice of Termination, to Medifast; and such termination will be deemed for all purposes to constitute a resignation for Good Reason. In such event, he will be entitled to the payments set forth in Section 6.

(d) Change in Control Defined. For purposes of this Agreement, the term "Change in Control" means any of the following:

(i) a sale of the majority of the assets of the company or a change of control of the Board of Directors as a result of a third party shareholder acquiring or holding over 10% of the common stock and attempting to nominate a majority of the Board of Directors in favor of his/her shareholder block;

(ii) In the event of a Change of Control of the Company, all compensation and severance due as a result of this agreement will become due immediately at the time of the change of control to a third party.

6. Rights in Event of Certain Termination of Employment. In the event that the Executive resigns from employment for Good Reason, by delivery of a Notice of Termination or other permitted notice to Medifast, or the Executive's employment is terminated by Medifast without Cause, Executive will be entitled to receive the payments set forth in this section.

(a) Basic Payments. The Executive will be paid an amount equal to one and a half times the sum of (i) the highest annualized base salary paid to him during the calendar year of termination or the immediately preceding two calendar years. Such amount will be paid to the Executive in equal monthly installments (without interest), beginning 30 days following the date of termination of employment and commencing on the Agreement ending date disclosed in section 19(a). Notwithstanding the preceding provisions of this subsection to the contrary, in the event this section becomes applicable following a Change in Control, the Executive will, within 30 days after his termination of employment, be paid a lump sum equal to the present value of the amounts otherwise payable under this subsection. For purposes of the preceding sentence, present value will be determined by using the short-term applicable federal rate under Section 1274 of the Internal Revenue Code of 1986, as amended (the "Code"), in effect on the date of termination of employment. For purposes of this subsection, to the extent relevant, base salary and bonuses with any predecessor of Medifast or an affiliate thereof shall be taken into account.

7. Expiration of Agreement. In the event this Agreement expires by its terms in accordance with the provisions of Section 19(a), no additional amounts or benefits will be paid hereunder.

8. Covenant Not to Compete.

(a) The Executive hereby acknowledges and recognizes the highly competitive nature of the business of Medifast and accordingly agrees that, during and for the applicable period set forth in Subsection (c), the Executive will not:

(i) be engaged, directly or indirectly, either for his own account or as agent, consultant, employee, partner, officer, director, proprietor, investor (except as an investor owning less than 5% of the stock of a publicly owned company) or otherwise of any person, firm, corporation, or enterprise engaged, in the continental United States ("Non-Competition Area"), in any business which at the relevant time during employment or at the date of termination of employment is competitive to any of the businesses of Medifast or any of its subsidiaries; or

(ii) provide financial or other assistance to any person, firm, corporation, or enterprise engaged in any activity in which Medifast or any of its subsidiaries is engaged during the Employment Period, in the Non-Competition Area.

(b) It is expressly understood and agreed that, although the Executive and Medifast consider the restrictions contained in Subsection (a) reasonable for the purpose of preserving for Medifast and its subsidiaries their goodwill and other proprietary rights, if a final judicial determination is made by a court having jurisdiction that the time or territory or any other restriction contained in Subsection (a) is an unreasonable or otherwise unenforceable restriction against the Executive, the provisions of Subsection (a) will not be rendered void but will be deemed amended to apply as to such maximum time and territory and to such other extent as such court may judicially determine or indicate to be reasonable.

(c) The provisions of this section will be applicable commencing on the date of this Agreement and ending as follows:

(i) at the termination of the payments and benefits provided under Section 6; provided, however, that this clause will not apply in the event Executive's termination of employment occurs following a Change in Control;

(ii) one year following the termination of Executive's employment, in the case of a voluntary termination without Good Reason; or

(iii) in all other cases, the date of Executive's termination of employment.

9. Confidentiality.

(a) As used in this section, the term "Confidential Information" means any and all information regarding the organization, business or finances of Medifast or any of its subsidiaries and affiliates, including, but not limited to, any and all business plans and strategies, financial information, proposals, reports, marketing plans and information, cost information, customer information, claims history and experience data, sales volume and other sales statistics, personnel data, pricing information, concepts and ideas, information respecting existing and proposed investments and acquisitions, and information regarding customers and suppliers, but the term Confidential Information will not include information which prior to the Executive's receipt thereof (i) was generally publicly available, or (ii) was in the Executive's possession free of any restrictions on its use or disclosure and from a source other than Medifast or any of its subsidiaries or affiliates.

(b) The Executive acknowledges and agrees that his employment by Medifast will afford him an opportunity to acquire Confidential Information and that the misappropriation or disclosure of any Confidential Information would cause irreparable harm to Medifast and its subsidiaries and affiliates.

(c) During the Employment Period and for a period of two years thereafter, the Executive will not use for the benefit of anyone other than Medifast and its subsidiaries and affiliates or disclose any of the Confidential Information for any reason or purpose whatsoever except to authorized representatives of such business entities, as directed or authorized by Medifast, or as required by law.

(d) With respect to those items of Confidential Information which constitute trade secrets under applicable law, the Executive's obligations of confidentiality and nondisclosure as set forth in this section will continue and survive after the two-year period as provided in Subsection (c) to the greatest extent permitted by applicable law.

(e) The Executive will not remove any records, documents or any other tangible items (excluding the Executive's personal property) from the premises of Medifast or its subsidiaries or affiliates, in either original or duplicate form, except as needed in the ordinary course of performing services hereunder.

(f) Upon termination of this Agreement, the Executive will immediately surrender to the owner thereof all documents in his possession, custody or control embodying the Confidential Information or any part thereof and will not thereafter remove the same from the premises on which it is located.

10. Remedies. Executive acknowledges and agrees that the remedy at law of Medifast for a breach or threatened breach of any of the provisions of Section 8 or 9 would be inadequate and, in recognition of this fact, in the event of a breach or threatened breach by the Executive of any of the provisions of Section 8 or 9, it is agreed that, in addition to the remedy at law, Medifast will be entitled to, without posting any bond, and the Executive agrees not to oppose any request of Medifast for, equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction, or any other equitable remedy which may then be available. Nothing herein contained will be construed as prohibiting Medifast from pursuing any other remedies available to it for such breach or threatened breach.

11. Arbitration. Medifast and Executive recognize that in the event a dispute should arise between them concerning the interpretation or implementation of this Agreement, lengthy and expensive litigation will not afford a practical resolution of the issues within a reasonable period of time. Consequently, except as otherwise provided herein, each party agrees that all disputes, disagreements and questions of interpretation concerning this Agreement are to be submitted for resolution to the American Arbitration Association ("Association") in Baltimore, Maryland, in accordance with the Individual Employment Dispute Resolution rules of the Association. Medifast or the Executive may initiate an arbitration proceeding at any time by giving notice to the other in accordance with the rules of the Association. The Association will designate a single arbitrator to conduct the proceeding, but Medifast and the Executive may, as a matter of right, require the substitution of a different arbitrator chosen by the Association. Each such right of substitution may be exercised only once. The arbitrator will not be bound by the rules of evidence and procedure of the courts of the State of Maryland, but will be bound by the substantive law applicable to this Agreement. The decision of the arbitrator, absent fraud, duress, incompetence or gross and obvious error of fact, will be final and binding upon the parties and will be enforceable in courts of proper jurisdiction. Following written notice of a request for arbitration, Medifast and the Executive will be entitled to an injunction restraining all further proceedings in any pending or subsequently filed litigation concerning this Agreement, except as otherwise provided herein.

12. Indemnification. Medifast will indemnify the Executive, to the fullest extent permitted under Delaware and federal law, with respect to any threatened, pending or completed legal or regulatory action, suit or proceeding brought against him by reason of the fact that he is or was a director, officer, employee or agent of Medifast, or is or was serving at the request of Medifast as a director, officer, employee or agent of another person or entity. To the fullest extent permitted by Delaware and federal law, Medifast will, in advance of final disposition, pay any and all expenses incurred by the Executive in connection with any threatened, pending or completed legal or regulatory action, suit or proceeding with respect to which he may be entitled to indemnification hereunder. Medifast will use its best efforts to obtain insurance coverage for the Executive under a policy covering directors and officers against litigation, arbitrations and other legal and regulatory proceedings; provided, however, that nothing herein is to be construed as requiring such action if the Board determines that such insurance coverage cannot be obtained at commercially reasonable rates.

13. Notices. Any notice required or permitted to be given under this Agreement will, to be effective hereunder, be given to Medifast, in the case of notices given by the Executive, and will, to be effective hereunder, be given by Medifast, in the case of notices given to the Executive. Any such notice will be deemed properly given if in writing and if mailed by registered or certified mail, postage prepaid with return receipt requested, to the residence of the Executive, in the case of notices to the Executive, and to the principal office of Medifast, in the case of notices to Medifast.

14. Waiver. No provision of this Agreement may be modified, waived, or discharged unless such waiver, modification, or discharge is agreed to in writing and signed by the Executive and an executive officer of Medifast, each such officer specifically designated by the Board. No waiver by any party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party will be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

15. Assignment. This Agreement is not assignable by any party hereto, except by Medifast to any successor in interest to the business of Medifast.

16. Entire Agreement. This Agreement contains the entire agreement of the parties relating to the subject matter of this Agreement and, in accordance with the provisions of Section 25, supersedes any prior agreement of the parties.

17. Successors; Binding Agreement.

(a) Medifast will require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business and/or assets of Medifast to expressly assume and agree to perform this Agreement in the same manner and to the same extent that Medifast would be required to perform it if no such succession had taken place. Failure by Medifast to obtain such assumption and agreement prior to the effectiveness of any such succession will constitute a material breach of this Agreement. As used in this Agreement, "Medifast" means Medifast as hereinbefore defined and any successor to the business and/or assets of Medifast, as aforesaid, which assumes and agrees to perform this Agreement by operation of law, or otherwise.

(b) This Agreement will inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, heirs, distributees, devisees, and legatees. If the Executive should die while any amount is payable to the Executive under this Agreement if the Executive had continued to live, all such amounts, unless otherwise provided herein, will be paid in accordance with the terms of this Agreement to the Executive's devisee, legatee, or other designee, or, if there is no such designee, to the Executive's estate.

18. Termination.

(a) Unless the Executive's employment is terminated pursuant to the provisions of Section 3 or Section 5, the term of this Agreement will be for a period commencing on the date of this Agreement and ending on June 1, 2011.

(b) Any termination of the Executive's employment under this Agreement or of this Agreement will not affect the benefit, noncompetition and confidential information provisions of Section 6, 8, 9 or 12, which will, if relevant, survive any such termination and remain in full force and effect in accordance with their respective terms.

(c) Except as provided in Section 25, nothing herein will be construed as limiting, restricting or eliminating any rights the Executive may have under any plan, contract or arrangement to which he is a party or in which he is a vested participant; provided, however, that any termination payments required hereunder will be in lieu of any severance benefits to which he may be entitled under a severance plan or arrangement of Medifast; and provided further, that if the benefits under any such plan or arrangement may not legally be eliminated, then the payments hereunder will be correspondingly reduced in such equitable manner as the Board may determine.

19. No Mitigation or Offset. The Executive will not be required to mitigate the amount of any payment provided for in this Agreement by seeking employment or otherwise; nor will any amounts or benefits payable or provided hereunder be reduced in the event he does secure employment, except as may otherwise be provided herein.

20. Validity. The invalidity or unenforceability of any provisions of this Agreement will not affect the validity or enforceability of any other provision of this Agreement, which will remain in full force and effect.

21. Applicable Law. Except to the extent preempted by federal law, this Agreement will be governed by and construed in accordance with the domestic internal law of the State of Delaware.

22. Number. Words used herein in the singular will be construed as being used in the plural, as the context requires, and vice versa.

23. Headings. The headings of the sections, subsections and paragraphs of this Agreement are for convenience only and will not control or affect the meaning or construction or limit the scope or intent of any of the provisions of this Agreement.

24. Effective Date; Termination of Prior Agreement. This Agreement will become effective immediately upon the execution and delivery of this Agreement by the parties hereto. Upon the execution and delivery of this Agreement, any prior agreement relating to the subject matter hereof, will be deemed automatically terminated and be of no further force or effect.

25. Withholding For Taxes. All amounts and benefits paid or provided hereunder will be subject to withholding for taxes as required by law.

26. Individual Agreement. This Agreement is an agreement solely between and among the parties hereto. It is intended to constitute a nonqualified unfunded arrangement for the benefit of a key management employee and will be construed and interpreted in a manner consistent with such intention.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

MEDIFAST, INC.

By

(SEAL)	Attest:
Chairman of the Compensation Committee of the Board, Rev. Donald F. Reilly OSA

("Medifast")

Witness:

(SEAL)
Bradley T. MacDonald

("Executive")